EXHIBIT 99.1

NEWS RELEASE for November 12, 2003 at 7:30 AM EST

Contact:	Allen & Caron Inc
Jill Bertotti (investors)
jill@allencaron.com
Len Hall (media)
len@allencaron.com
(949) 474-4300

AMERIGON REPORTS RECORD 2003 THIRD QUARTER, NINE-MONTH RESULTS

Revenues More Than Double, Net Losses Continue to Drop

DEARBORN, MI (November 12, 2003) . . . Amerigon Incorporated (Nasdaq:ARGN) today announced record results for its third quarter and nine months ended September 30, 2003. Driven by continued automotive industry and consumer acceptance of the Company’s proprietary Climate Control Seat™ (CCS™) system, revenues in this year’s third quarter and nine months more than doubled to $9.2 million and $20.1 million, respectively, from $4.5 million and $8.8 million in the respective year-earlier periods. The net loss for this year’s third quarter was $146,000, or $0.01 loss per share, compared with a net loss of $1.4 million, or $0.13 loss per share, for the year-earlier period. This year’s third quarter net loss was impacted by a non-cash charge of $160,000 for the potential issuance of additional warrants to Ford Motor Company (NYSE:F) for achieving its 2003 volume targets. For the first nine months of 2003, Amerigon’s net loss of $1.7 million, or loss per share of $0.15, was reduced by 67 percent from a net loss of $5.2 million, or loss per share of $0.54, for the same period last year.

Chief Executive Officer Daniel R. Coker commented, “By almost every measure, we made significant progress in this year’s third quarter. By quarter end, CCS was designed into 13 popular vehicle lines by five major automotive manufacturers and the option take rate at which new car buyers are ordering vehicles equipped with CCS continues to prove very strong.

“These 13 vehicle lines offering CCS increased from seven at the end of last year’s third quarter, reflecting the fine job done by our entire team. With the revenue generated from this base of vehicles, we believe we are on track to achieve our first profitable quarter during the fourth quarter of this year,” Coker added.

Sequentially, revenues rose 63 percent from this year’s second quarter and the net loss was cut by 76 percent. Gross margin as a percentage of revenue for this year’s third quarter was 19.5 percent compared with 22.2 percent for the third quarter of 2002. The decline in gross margin resulted principally from the inclusion of the electronic control module in the cost and revenue for the Company’s next generation CCS system, MTM™ and low volume MTM startup penalties. As the production volume of MTM increases and planned cost reductions are achieved, management believes that gross margins will improve over the next 12 to 18 months.

During this year’s third quarter, Amerigon’s technology subsidiary, BSST, received customer funding for development programs of $266,000, which sustains its development of advanced thermoelectric technology and reduces significantly the Amerigon support required. The third quarter was the first full quarter of operations under the product development agreement between Visteon Corporation (NYSE:VC) and BSST.

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AMERIGON REPORTS 2003 THIRD QUARTER, NINE-MONTH RESULTS

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Results for the 2003 third quarter included approximately $140,000 of costs related to planned reimbursements of preproduction and launch costs at a related party contract manufacturer in Mexico. In addition, there was the non-cash accounting charge of approximately $160,000 recorded in the 2003 third quarter related to the expected future issuance of additional warrants to Ford.

Should Ford remain on track to meet its full year CCS volume purchase goal, there would be an additional non-cash accounting charge of approximately $160,000 recorded in the fourth quarter of this year. If this occurs, total charges of $630,000 for the full year would reflect the issuance of a warrant to purchase 216,900 shares of Amerigon common stock at $5.75 per share. The accounting charges in connection with the issuance of the warrant to Ford are recorded in selling expense, are non-cash in nature, and have no impact on shareholder equity.

Deliveries of CCS for the Cadillac XLR began to increase in this year’s third quarter, and volume production of MTM ramped up as shipments of MTM to General Motors began for the Cadillac Sedan DeVille and the Cadillac Escalade ESV.

Amerigon has recently been informed by certain of its customers that for reasons not directly related to CCS, the customers are deferring the introduction of several new vehicle programs committed to CCS that were scheduled for launch in 2004 and 2005. The launch of these vehicles was delayed due to current automotive industry sales trends and economic conditions. “While this will push back CCS revenue from these vehicles by up to 12 to 18 months,” Coker added, “we still expect solid overall increases in 2004 revenues.”

During the last two months, the Company announced the selection of CCS as an option for the 2004 Hyundai Equus luxury sedan sold in Korea and the new Nissan Cima luxury sedan sold in Japan, both expected in showrooms in January 2004. With the addition of the Mercury Monterey Minivan due out in this year’s fourth quarter, the Company will enter 2004 generating revenue from a total of 14 vehicle lines. “These vehicle lines will provide the revenue foundation for expect year-over-year revenue growth rates in the range of 25 percent to 30 percent for 2004,” Coker said.

Conference Call

As previously announced, Amerigon is conducting a conference call to review the financial results today at 11:30 AM EST (Eastern). The dial-in number for the call is 1-800-633-8556. A live webcast and 10-day archive of the call can be accessed at www.viavid.net

About Amerigon

Amerigon designs, develops and markets its proprietary Climate Control Seat™ (CCS™) products for sale to automotive and truck original equipment manufacturers (OEMs). CCS enhances individual driver and passenger comfort in virtually all climatic conditions by providing cooling and heating to seat occupants, as desired, through an active thermoelectric-based temperature management system. Amerigon’s BSST subsidiary is engaged in developing more efficient thermoelectric devices (TED) with twice the efficiency of today’s devices and has development contracts with several partners to expand the market for TED-based automotive and non-automotive products. Amerigon maintains sales and technical support centers in Los Angeles, Detroit, Japan, Germany and England.

Certain matters discussed in this release are forward-looking statements that involve risks and uncertainties, and actual results may be different. Important factors that could cause the Company’s actual results to differ materially from its expectations in this release are risks that sales may not significantly increase, that necessary additional financing may be unavailable, and that adverse conditions in the automotive industry may adversely affect its results. The liquidity and trading price of its common stock may be negatively affected by these and other factors. Please also refer to the Amerigon’s Securities and Exchange Commission filings and reports, including but not limited to its Form 10-Q for the period ending September 30, 2003, and its Form 10-K for the year ended December 31, 2002.

TABLES FOLLOW

AMERIGON REPORTS 2003 THIRD QUARTER, NINE-MONTH RESULTS

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AMERIGON INCORPORATED

CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share data)

(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2003	2002	2003	2002
Product revenues	$9,210	$4,491	$20,100	$8,848
Cost of sales	7,414	3,494	15,831	7,024

Gross margin	1,796	997	4,269	1,824

Operating costs and expenses:
Research and development	602	968	2,231	2,922
Selling, general and administrative	1,387	1,497	3,817	4,043

Total operating costs and expenses	1,989	2,465	6,048	6,965

Operating loss	(193)	(1,468)	(1,779)	(5,141)

Interest income	—	2	—	1
Interest expense	(9)	(1)	(62)	(161)
Other income	56	50	159	150
Minority interest in net income (loss) of subsidiary	—	6	2	(32)

Net loss	$(146)	$(1,411)	$(1,680)	$(5,165)

Basic and diluted net loss per share:
Loss before extraordinary item	$(0.01)	$(0.13)	$(0.15)	$(0.54)

Weighted average number of common shares outstanding	12,064	10,772	11,212	9,552

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AMERIGON REPORTS 2003 THIRD QUARTER, NINE-MONTH RESULTS

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AMERIGON INCORPORATED

CONSOLIDATED BALANCE SHEETS

(In thousands, except share data)

	September 30, 2003	December 31, 2002
	(Unaudited)
ASSETS
Current Assets:
Cash & cash equivalents	$44	$274
Accounts receivable, less allowance of $65 and $55 respectively	7,110	4,530
Inventory	2,746	1,903
Prepaid expenses and other assets	412	563

Total current assets	10,312	7,270
Property and equipment, net	1,445	1,324
Deferred exclusivity fee	366	585

Total assets	$12,123	$9,179

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current Liabilities:
Accounts payable	$5,457	$4,296
Accrued liabilities	1,018	890
Bank loan payable	526	670
Deferred manufacturing agreement – current portion	200	200

Total current liabilities	7,201	6,056
Deferred manufacturing agreement – long term portion	1,300	1,450
Minority interest in subsidiary	—	2

Total liabilities	8,501	7,508

Shareholders’ equity:
Preferred stock:
Series A – no par value; convertible; 9,000 shares authorized, 9000 issued and outstanding at September 30, 2003 and December 31, 2002; liquidation preference of $11,678 and $11,205 at September 30, 2003 and December 31, 2002	8,267	8,267
Common Stock:
No par value; 30,000,000 shares authorized, 12,136,956 and 10,771,230 issued and outstanding at September 30, 2003 and December 31, 2002	46,212	43,051
Paid-in capital	19,974	19,504
Accumulated deficit	(70,831)	(69,151)

Total shareholders’ equity	3,622	1,671

Total liabilities and shareholders’ equity	$12,123	$9,179

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